STIFEL FINANCIAL CORP.
Form 8-K Dated May 5, 2004
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:
James M. Zemlyak Chief Financial Officer (314) 342-2228

For Immediate Release

Stifel Financial Corp.
Reports Unaudited Quarterly and Six Month Results
Record Six-Month Net Revenue and Net Income
Quarterly Net Revenue Up 14%
Net Income Up 102%

St. Louis, Missouri, August 4, 2004 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited quarterly net income of $5.0 million, or $0.54 per diluted share, on net revenues of $59.4 million for the quarter ended June 30, 2004, compared to a net income of $2.5 million, or $0.31 per diluted share, on net revenues of $52.3 million for the comparable quarter of 2003. As compared to the 2003 second quarter, net revenues increased 14%, while net income doubled.

For the six months ended June 30, 2004, the company posted record net income of $11.9 million, or $1.30 per diluted share, compared with $3.2 million, or $0.40 per diluted share, for the same period one year earlier. Net income for the six-month period ended June 30, 2004 included a $1.0 million tax benefit, or $0.11 per diluted share, recorded in the first quarter, resulting from the settlement of a state tax matter covering a number of tax years. Net revenues for the first six months of 2004 were a record $126.9 million, compared with $95.0 million the previous year, an increase of 34%. At June 30, 2004, the Company's equity was $119.6 million, resulting in book value per share of $16.35. Annualized return on equity was 21.4% for the six months ended June 30, 2004. During the first six months of 2004, the Company repurchased 129,716 shares, under existing Board authorization, at an average cost of $24.08 per share.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "We are pleased that Stifel Financial recorded excellent results for the second quarter and record revenues and net income for the first half of 2004. The outlook for the remainder of the year remains optimistic, but we are mindful that market conditions can change quickly."

Second Quarter Discussion

Net revenues for the quarter increased 14% to $59.4 million from $52.3 million in the prior year second quarter, and decreased 12% from record net revenues in the first quarter of 2004. Commission and principal transaction revenues increased 3% to $33.5 million from $32.6 million in the same period last year and decreased 15% from the first quarter of 2004. Investment banking revenues increased 24% to $13.3 million in the second quarter of 2004 from $10.8 million in the prior year second quarter, and decreased 21% from the first quarter of 2004. Asset management and service fees increased 35% to $9.1 million from $6.7 million in the second quarter of 2003 and increased 5% from the preceding quarter of this year. Net interest increased 17% to $2.0 million from $1.7 million in the prior year second quarter, and increased 6% from the first quarter of 2004.

Total non-interest expenses in the 2004 second quarter were $51.1 million, up 6% from $48.1 million in the same period of 2003, and decreased 11% from the first quarter of 2004. Employee compensation and benefits increased 9% to $38.2 million from $35.2 million in the prior year second quarter and decreased 15% from the first quarter of 2004. As a percentage of net revenues, compensation totaled 64.4% in the second quarter of 2004, 67.4% in the 2003 comparable quarter, and 66.9% in the first quarter of 2004. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 60.5% in the second quarter of 2004, 63.5% in the 2003 comparable quarter, and 63.5% in the first quarter of 2004. Excluding compensation and benefits, non-interest expenses were unchanged from the prior year second quarter and increased 3% from the first quarter of 2004.

Six-Month Discussion

Net revenues increased 34% to $126.9 million from $95.0 million in 2003. Commission and principal transaction revenues increased 24% to $72.8 million from $58.7 million. Investment banking revenues increased 57% to $30.3 million from $19.4 million. Asset management and service fees increased 36% to $17.7 million from $13.0 million. Other income increased 367% to $2.1 million from $446,000. Net interest increased 12% to $3.9 million from $3.5 million in the prior year.

Total non-interest expenses of $108.7 million increased 21% from $89.6 million in 2003. Employee compensation and benefits increased 28% to $83.4 million from $64.9 million. As a percentage of net revenues, compensation totaled 65.7% in 2004, compared to 68.3% for one year earlier. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 62.1%, compared to 64.0%. Excluding compensation and benefits, non-interest expenses increased 3% from the prior year.

Business Segment Results for the Three Months Ended June 30, 2004:

    Private Client Group ("PCG") net revenues for the second quarter of 2004 were $44.6 million, an increase of 8% from the second quarter of 2003, and a 14% decrease from the first quarter of 2004. PCG recorded an operating contribution of $11.2 million, a 28% increase from the second quarter of 2003, and a decrease of 21% from the 2004 first quarter.

    Equity Capital Markets ("ECM") recorded net revenues of $9.2 million, up 28% over the same quarter last year and a 15% decrease from the first quarter of 2004. ECM operating contribution totaled $2.9 million, a 116% increase from the second quarter of 2003 and an 18% decrease from the first quarter of 2004. The Company lead or co-managed 17 equity, debt, closed end funds, or trust preferred offerings during the second quarter 2004, compared to 19 in the same period one year earlier and 23 during the first quarter 2004.

    Fixed Income Capital Markets ("FICM") posted net revenues of $4.2 million, an increase of 28% from the prior year second quarter and an increase of 8% from the previous quarter. During the 2004 second quarter, FICM recorded an operating contribution of $593,000, compared to an operating contribution of $367,000 in the second quarter of 2003 and $353,000 from the 2004 first quarter. The FICM senior or co-managed 37 offerings during the second quarter 2004 compared to 34 offerings in the same period one year earlier and 43 offerings during the first quarter 2004.

Business Segment Results for the Six Months Ended June 30, 2004:

    PCG net revenues for 2004 were $96.8 million, an increase of 30% from the same period of 2003. PCG operating contribution totaled $25.3 million, a 96% increase from the same period one-year earlier.

    ECM recorded net revenues of $20.1 million, an increase of 56% from the previous year. ECM operating contribution totaled $6.5 million, a 228% increase from 2003. During 2004 ECM lead or co-managed 40 equity, debt, or trust preferred offerings, compared to 26 in 2003.

    FICM posted net revenues of $8.1 million, an increase of 13% from the prior year. FICM recorded an operating contribution of $946,000, a 29% decline from one year earlier. During 2004, FICM senior or co-managed 80 offerings, up from the prior year of 63 offerings.

Conference Call Information

Stifel Financial Corp. will hold a conference call today, Wednesday August 4, 2004, at 4:15 p.m. EST. This call will be Web cast and can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 86 locations in 16 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

# # #

Stifel Financial Corp
Summary of Results of Operations (Unaudited)
(In Thousands, Except Per Share Amounts)
	Three Months Ended						Percent Change From		Six Months Ended				Change
Revenues	6/30/2004	% of Net Revenues	3/31/2004	% of Net Revenues	6/30/2003	% of Net Revenues	3/31/2004	6/30/2003	6/30/2004	% of Net Revenues	6/30/2003	% of Net Revenues	Percent
Commissions	$ 22,008	37.0%	$ 27,034	40.1%	$ 22,300	42.7%	-19%	-1%	$ 49,042	38.7%	$ 38,535	40.6%	27%
Principal transactions	11,535	19.4%	12,243	18.2%	10,335	19.8%	-6%	12%	23,778	18.7%	20,151	21.2%	18%
Investment banking	13,346	22.5%	16,986	25.2%	10,764	20.6%	-21%	24%	30,332	23.9%	19,351	20.4%	57%
Asset management and service fees	9,058	15.2%	8,630	12.8%	6,728	12.9%	5%	35%	17,688	13.9%	12,970	13.7%	36%
Other	1,437	2.4%	644	1.0%	395	0.8%	123%	264%	2,081	1.6%	446	0.5%	367%
Total operating revenues	57,384	96.6%	65,537	97.2%	50,522	96.7%	-12%	14%	122,921	96.9%	91,453	96.3%	34%
Interest revenue	3,086	5.2%	2,998	4.4%	3,024	5.8%	3%	2%	6,084	4.8%	6,189	6.5%	-2%
Total revenues	60,470	101.8%	68,535	101.6%	53,546	102.5%	-12%	13%	129,005	101.7%	97,642	102.8%	32%
Less: Interest expense	1,059	1.8%	1,085	1.6%	1,294	2.5%	-2%	-18%	2,144	1.7%	2,657	2.8%	-19%
Net revenues	59,411	100.0%	67,450	100.0%	52,252	100.0%	-12%	14%	126,861	100.0%	94,985	100.0%	34%
Non-Interest Expenses
Employee compensation and benefits	38,241	64.4%	45,124	66.9%	35,225	67.4%	-15%	9%	83,365	65.7%	64,914	68.3%	28%
Occupancy and equipment rental	5,230	8.8%	4,973	7.4%	4,798	9.2%	5%	9%	10,203	8.0%	9,565	10.1%	7%
Communication and office supplies	2,368	4.0%	2,547	3.8%	2,651	5.1%	-7%	-11%	4,915	3.9%	5,408	5.7%	-9%
Commissions and floor brokerage	918	1.5%	804	1.2%	829	1.6%	14%	11%	1,722	1.4%	1,518	1.6%	13%
Other operating expenses	4,332	7.3%	4,202	6.2%	4,561	8.7%	3%	-5%	8,534	6.7%	8,187	8.6%	4%
Total non-interest expenses	51,089	86.0%	57,650	85.5%	48,064	92.0%	-11%	6%	108,739	85.7%	89,592	94.3%	21%
Income before income taxes	8,322	14.0%	9,800	14.5%	4,188	8.0%	-15%	99%	18,122	14.3%	5,393	5.7%	236%
Provision for income taxes	3,287	5.5%	2,926	4.3%	1,690	3.2%	12%	94%	6,213	4.9%	2,173	2.3%	186%
Net income	$ 5,035	8.5%	$ 6,874	10.2%	$ 2,498	4.8%	-27%	102%	$ 11,909	9.4%	$ 3,220	3.4%	270%
Per Share Information
	Three Months Ended					Percent Change From			Six Months Ended			Change
	6/30/2004	3/31/2004		6/30/2003		3/31/2004	6/30/2003			6/30/2004	6/30/2003	Percent
Earnings Per Share:
Basic	$ 0.68	$ 0.95		$ 0.36		-28%	89%			$ 1.64	$ 0.47	249%
Diluted	$ 0.54	$ 0.76		$ 0.31		-29%	74%			$ 1.30	$ 0.40	225%

Number of Shares for Earnings Per Share Computations:
Basic shares	7,354	7,209		6,926		2%	6%			7,281	6,915	5%
Diluted shares	9,302	9,016		8,138		3%	14%			9,175	8,046	14%

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp
Summary of Segment Data & Statistical Information (Unaudited)
(In Thousands, Except Per Share Amounts)
Segment Data
	Three Months Ended		Percent Change From		Six Months Ended			Change
Net Revenues	6/30/2004	3/31/2004	6/30/2003	3/31/2004	6/30/2003	6/30/2004	6/30/2003	Percent
Private client	$ 44,641	$ 52,134	$ 41,267	-14%	8%	$ 96,775	$ 74,369	30%
Equity capital markets	9,199	10,854	7,210	-15%	28%	20,053	12,823	56%
Fixed income capital markets	4,201	3,883	3,280	8%	28%	8,084	7,124	13%
Other	1,370	579	495	137%	177%	1,949	669	191%
Total net revenues	$ 59,411	$ 67,450	$ 52,252	-12%	14%	$ 126,861	$ 94,985	34%

Operating Contribution
Private client	$ 11,164	$ 14,181	$ 8,711	-21%	28%	$ 25,345	$ 12,914	96%
Equity capital markets	2,942	3,567	1,363	-18%	116%	6,509	1,985	228%
Fixed income capital markets	593	353	367	68%	62%	946	1,340	-29%
Other / unallocated overhead	(6,377)	(8,301)	(6,253)	n/a	n/a	(14,678)	(10,846)	n/a
Income before income taxes	$ 8,322	$ 9,800	$ 4,188	-15%	99%	$ 18,122	$ 5,393	236%

Statistical Information
	Three Months Ended			Percent Change From		Six Months Ended		Change
	6/30/2004	3/31/2004	6/30/2003	3/31/2004	6/30/2003	6/30/2004	6/30/2003	Percent
Total Operating Revenues	$ 57,384	$ 65,537	$ 50,522	-12%	14%	$ 122,921	$ 91,453	34%
Net Operating Interest	2,803	2,689	2,506	4%	12%	5,492	5,085	8%
Non-Interest Expenses (1)	48,727	55,165	45,360	-12%	7%	103,892	84,085	24%
Adjusted EBITDA (2)	11,460	13,061	7,668	-12%	49%	24,521	12,453	97%
Amortization and depreciation	2,362	2,485	2,704	-5%	-13%	4,847	5,507	-12%
Interest on Long-Term Debt (3)	776	776	776	0%	0%	1,552	1,553	0%
Income before income taxes	8,322	9,800	4,188	-15%	99%	18,122	5,393	236%
Provision for income taxes	3,287	2,926	1,690	12%	94%	6,213	2,173	186%
Net income	$ 5,035	$ 6,874	$ 2,498	-27%	102%	$ 11,909	$ 3,220	270%
Earnings Per Share:
Diluted	$ 0.54	$ 0.76	$ 0.31	-29%	74%	$ 1.30	$ 0.40	225%

Stockholders' Equity	$ 119,624	$ 114,589	$ 86,564	4%	38%
Book Value Per Share	$ 16.35	$ 15.55	$ 12.51	5%	31%
Total Assets	$ 442,338	$ 430,125	$ 413,355	3%	7%
Investment Executives	416	419	415	-1%	0%
Full-Time Employees	1,145	1,135	1,138	1%	1%
Locations	86	86	83	0%	4%
Total Client Assets	$21,250,000	$ 21,096,000	$ 18,201,000	1%	17%

(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt is composed of 9% $34.5 million Debenture to Stifel Financial Capital Trust I issued April 25, 2002.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.